CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Funds Trust

We consent to the use of our reports dated October 12, 2018, with respect to the financial statements, for the Putnam Global Consumer Fund and October 8, 2018 for the Putnam Global Financials Fund, two of the funds comprising the Putnam Funds Trust, as of August 31, 2018, incorporated herein by reference and to the reference to our firm under the headings “Agreement” in the Prospectus/Proxy Statement and “Independent Registered Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
February 13, 2019